Yahoo Provides Notice to Additional Users Affected by Previously Disclosed 2013 Data Theft

NEW YORK, N.Y., October 3, 2017-Yahoo, now part of Oath, today announced that it is providing notice to additional user accounts affected by an August 2013 data theft previously disclosed by the company on December 14, 2016. At that time, Yahoo disclosed that more than one billion of the approximately three billion accounts existing in 2013 had likely been affected. In 2016, Yahoo took action to protect all accounts, including directly notifying impacted users identified at the time, requiring password changes and invalidating unencrypted security questions and answers so that they could not be used to access an account. Yahoo also notified users via a notice on its website.

Subsequent to Yahoo’s acquisition by Verizon, and during integration, the company recently obtained new intelligence and now believes, following an investigation with the assistance of outside forensic experts, that all Yahoo user accounts were affected by the August 2013 theft. While this is not a new security issue, Yahoo is sending email notifications to the additional affected user accounts. The investigation indicates that the user account information that was stolen did not include passwords in clear text, payment card data, or bank account information. The company is continuing to work closely with law enforcement.

“Verizon is committed to the highest standards of accountability and transparency, and we proactively work to ensure the safety and security of our users and networks in an evolving landscape of online threats,” said Chandra McMahon, Chief Information Security Officer, Verizon. “Our investment in Yahoo is allowing that team to continue to take significant steps to enhance their security, as well as benefit from Verizon’s experience and resources.”

Additional information regarding this issue is available on the Yahoo 2013 Account Security Update FAQs page, https://yahoo.com/security-update.

About Oath
Oath, a subsidiary of Verizon, is a values-led company committed to building brands people love. Oath reaches over one billion people around the world with a dynamic house of media and technology brands. A global leader in digital and mobile, Oath is shaping the future of media. For more on Oath, visit www.oath.com.

About Verizon
Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of 163,400 and generated nearly $126 billion in 2016 revenues. Verizon operates America's most reliable wireless network and the nation's premier all-fiber network, and delivers integrated solutions to businesses worldwide. Its Oath subsidiary houses more than 50 media and technology brands that engage about 1 billion people around the world.

Media:
Suzanne Philion, Oath
press@oath.com

David Samberg, Verizon
david.samberg@verizon.com